Exhibit 99.1


 Provident Community Bancshares, Inc. Reports Earnings and Announces
                 Increase in Quarterly Cash Dividend


    ROCK HILL, S.C.--(BUSINESS WIRE)--April 25, 2007--Provident Community Bancshares, Inc. (NASDAQ: PCBS) reported net income for the quarter ended March 31, 2007 of $649,000 compared to $699,000 for the three months ended March 31, 2006. Earnings per share were $0.35 per share (diluted) for the first quarter of 2007 versus $0.36 per share (diluted) for the first quarter of 2006. The decrease in earnings from the prior year quarter reflects the additional expenses associated with opening three banking centers in the previous twelve months.

    Net interest income before the loan loss provision for the first quarter increased $80,000, or 3.0%, to $2.7 million compared to $2.6 million. The increase reflects higher average loan balances along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans offset by higher funding costs over the previous year period as a result of an increase in balances and rising rates. The provision for loan losses for the first quarter totaled $160,000 compared to $175,000 for the same period in the previous year. The decrease in provision for loan losses was due to a reduction in classified loans offset by a 17.5% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default.

    Non-interest income for the first quarter increased $37,000, or 5.4%, to $723,000 compared to $686,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the first quarter increased $253,000, or 11.6%, to $2.4 million compared to $2.2 million for the same period in the previous year. The increase was due primarily to higher operating costs associated with banking centers opened in Simpsonville, South Carolina and Rock Hill, South Carolina during the previous twelve months.

    At March 31, 2007, assets totaled $396.8 million, a 2.4% increase from $387.6 million at December 31, 2006. Net loans receivable increased $5.0 million, or 2.2%, during the period to $236.9 million at March 31, 2007, compared to $231.9 million at December 31, 2006. The net growth in loans was driven by a $8.8 million increase in the commercial loan portfolio as the Company continued to focus on this lending segment with specialized loan officers and products. Reductions in lower- yielding investments and mortgage-backed securities and deposit growth of $16.0 million was used to fund the increase in loans and paydown borrowings. Shareholders= equity increased $576,000, or 2.2%, to $26.5 million at March 31, 2007 from $25.9 million at December 31, 2006 due primarily to net income of $649,000 and a $187,000 decrease in unrealized losses on securities available for sale, offset by the repurchase of 5,061 shares at a cost of $100,000 and dividend payments of $0.11 per share at a cost of $200,000.

    The Company also announced a 4.5% increase in the quarterly cash dividend from $0.11 to $0.115 per share payable on May 15, 2007 to shareholders of record on April 30, 2007. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

    Provident Community Bancshares is the parent company for Provident Community Bank, N.A., which operates ten community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation=s actual results, see the Corporation=s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 and the Corporation=s Annual Report in Form 10-K for the year ended December 31, 2006.

---------------------------------------- ---------- -------- ---------
                 Provident Community Bancshares, Inc.
            First Quarter - Year Ending December 31, 2007
----------------------------------------------------------------------

                         Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                  At         At
Balance Sheet                   3/31/07   12/31/06  $Change  % Change
----------------------------- ---------- ---------- -------- ---------

   Total assets                $396,831   $387,630   $9,201      2.37%
   Cash and due from banks       12,153      9,124    3,029     33.20%
   Investments & mortgage-
    backed securities           121,209    122,185     -976     -0.80%
   Loans receivable (net)       236,926    231,886    5,040      2.17%
   Goodwill and intangible
    assets                        3,582      3,741     -159     -4.25%
   Deposits                     264,417    248,440   15,977      6.43%
   Advances and other
    borrowings                   91,196     98,533   -7,337     -7.45%
   Stockholders' equity          26,543     25,967      576      2.22%
   Outstanding shares         1,826,844  1,830,528   -3,684     -0.20%
   Book value per share          $14.53     $14.19    $0.34      2.42%

                                         Three Months Ended
                                             March 31,
                              ----------------------------------------
Income Statement                2007       2006     $Change  % Change
----------------------------- ---------- ---------- -------- ---------

   Net interest income           $2,734     $2,654      $80      3.01%
   Provision for loan losses        160        175      -15     -8.57%
                              ---------- ---------- -------- ---------
   Net interest income after
    loan loss provision           2,574      2,479       95      3.83%
   Non-interest income              723        686       37      5.39%
   Non-interest expense           2,439      2,186      253     11.57%
   Income tax                       209        280      -71    -25.36%
                              ---------- ---------- -------- ---------
   Net income                      $649       $699     -$50     -7.15%
                              ========== ========== ======== =========
   Earnings per share: basic      $0.36      $0.37   -$0.01     -2.70%
                              ========== ========== ======== =========
   Earnings per share: diluted    $0.35      $0.36   -$0.01     -2.78%
                              ========== ========== ======== =========
   Weighted Average Number of
    Common Shares Outstanding
   Basic                      1,827,373  1,896,210
   Diluted                    1,862,194  1,917,866


                                                        Three Months
                                                            Ended
                                                         March 31,
                                                        ------------
  Key Financial Ratios                                  2007   2006
  ----------------------------------------------------  ----- ------

     Return on average assets                           0.66%  0.75%
     Return on average stockholders' equity             9.89% 11.10%
     Operating expense to average assets                2.31%  2.19%
     Equity to average assets                           6.73%  6.70%


    CONTACT: Provident Community Bancshares, Inc.
             Dwight V. Neese, 803-980-1863
             President & CEO
             dneese@providentonline.com